UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 30, 2008

Beach First National Bancshares, Inc.

(Exact name of registrant as specified in its charter)

South Carolina

(State or other jurisdiction of incorporation)

000-22503	57-1030117
(Commission File Number)	(IRS Employer Identification No.)

3751 Robert Grissom Parkway, Suite 100, Myrtle Beach, South Carolina	29577
(Address of principal executive offices)	(Zip Code)

(843) 626-2265

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Beach First National Bank has entered into an agreement with the Office of the Comptroller of the Currency effective September 30, 2008.  The agreement seeks to enhance the bank's existing practices and procedures in several areas.  Among the areas included are: Compliance, Management Oversight, Planning, Credit Risk Management, Credit Underwriting, Liquidity, Funds Management, and Information Technology.  We believe the enhancements will help the bank improve its infrastructure to manage the results of its historic growth as it continues to serve its customers and meet the high standards for a national bank.

The bank exceeds the well capitalized definition of the bank regulatory agencies.  Additionally, the bank maintains loan loss reserves at levels in excess of the industry average among its peer banks.

In anticipation of the agreement, the Board of Directors has appointed a compliance committee to oversee enhancements, including those noted in the agreement.  That committee has been making progress for over ninety days.  We have a long term relationship with the OCC and together look forward to improving our bank.

The agreement is filed herewith as Exhibit 99.1 and is incorporated herein by reference.  The foregoing description of the agreement is qualified in its entirety by reference to the text of the agreement.

Item 9.01. Financial Statements and Exhibits

The following exhibits are filed with this Form 8-K:

Exhibit No.	Description

99.1	Agreement by and between Beach First National Bank and The Office of the Comptroller of the Currency

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEACH FIRST NATIONAL BANCSHARES, INC.

	By:	/s/ Walter E. Standish, III
	Name:	Walter E. Standish, III
	Title:	President & Chief Executive Officer

Dated: October 6, 2008

Exhibit No.	Description

99.1	Agreement by and between Beach First National Bank and The Office of the Comptroller of the Currency